Exhibit 10.1

June 24, 2010

Andrew Barron Worden Barron Partners LP 730 Fifth Avenue, 25th Floor New York, NY 10019	Nancy K. Hedrick Beverly N. Hawkins Thomas P. Clinton William J. Buchanan Computer Software Innovations, Inc. 900 East Main Street, Suite T Easley, SC 29640
Joe G. Black 204 Mt. Calvary Church Road Easley, SC 29642

Re:	Extension of Subordinated Notes and Waiver

Ladies and Gentlemen:

Each of you is the holder of a separate Subordinated Promissory Note dated February 11, 2005 payable by Computer Software Innovations, Inc. (the “Company”) in the original principal amount of $1,875,200.00 in the case of Barron Partners LP (“Barron”) and $375,000.00 in the case of all individual holders (collectively, as amended by the Prior Extensions (as hereinafter defined), the “Notes” and each a “Note”). The remaining principal amount owing on the Notes as of the date of this letter is $875,200.00 in the case of Barron and $175,040.00 in the case of each of the individual holders. The Notes were originally due and payable in full on May 10, 2006, and pursuant to letter agreements (collectively, the “Prior Extensions”) dated April 23, 2008 and May 12, 2009 between the Company and the holders of the Notes (the “Noteholders”), the maturity date of the Notes was extended until March 31, 2009 and August 30, 2009, respectively. The principal amount of the Notes was not paid at the May 12, 2009 maturity and, accordingly, the Notes are currently in default. Pursuant to the Prior Extensions and the original terms of the Notes, the Company has paid all accrued interest due and payable to date at the default rate of fifteen percent (15%) per annum (the “Default Rate”).

Following recent discussions with each of you, the Company is proposing the following amendments, payments and waiver with respect to the Notes (collectively, the “Amendment and Waiver”):

1. The Company within five (5) days of the date of this letter will make principal payments on the Notes (the “Principal Payments”), $437,600.00 in the case of the Note held by Barron and $87,520.00 each in the case of the other Noteholders.

2. The maturity date of each Note will be extended from August 30, 2009 until January 1, 2018 (the “New Maturity Date”), on which date all principal and accrued interest will be due and payable in full on each Note to the respective Noteholders, or paid previously as intended and allowed for under 4. below.

3. The Company, beginning October 1, 2010, will make quarterly payments on the Notes of principal and accrued interest in the amount of $50,000.00 in the aggregate to be applied pro-rata among the Noteholders, $25,000.00 on the Barron Note and $5,000.00 each on the other Notes, until such time as the Notes are repaid in full.

4. The Notes, pursuant to their terms, may be pre-paid without penalty. It is the intention of the Company to consider subsequent to each fiscal year end during the term of the Notes whether it can make principal payments in addition to those set forth in paragraph 3 above. Any such determination by the management and board of directors of the Company shall be in their sole discretion, and shall be based on factors they deem relevant, including but not limited to the financial performance of the Company during such fiscal year.

5. As a result of the extension of the Notes described in the paragraphs above, the Notes will not be in default with respect to principal payments. Further, each Noteholder hereby waives any existing or past default based on the Company failing to make any payment of interest or principal when due.

6. Despite the Notes not being in default, the Notes will continue to bear interest at the Default Rate until the New Maturity Date.

7. Except as expressly modified by this Amendment and Waiver, all other terms and conditions of the Notes (as previously amended) shall continue in full force and effect and unchanged and are hereby confirmed in all respects. No novation is intended.

8. The Notes, the Prior Extensions and this Amendment and Waiver (A) embody the entire agreement and understanding between the parties hereto and thereto relating to the subject matter hereof and thereof, (B) supersede any and all prior agreements and understandings of such persons, oral or written, relating to the subject matter hereof and thereof, and (C) may not be amended, supplemented, contradicted or otherwise modified by evidence of prior, contemporaneous or subsequent oral agreements of the parties.

To evidence your agreement with the Amendment and Waiver of the Notes set forth above, please execute this letter in the signature space provided below and return the executed letter to me as soon as possible by facsimile or email. Upon receiving signed letters from all of the Noteholders, the Company will make the applicable Principal Payments to each of you. The Amendment and Waiver shall become effective with respect to a particular Note only when the Noteholder receives his or her agreed Principal Payment.

Please call me if you have any questions.

Sincerely,

/s/ David B. Dechant
David B. Dechant
Chief Financial Officer

BARRON PARTNERS LP

By:	Baron Capital Advisors LLC,
Its General Partner

By:	/s/ Andrew Barron Worden
Andrew Barron Worden,
Managing Member

/s/ Nancy K. Hedrick
Nancy K. Hedrick

/s/ Beverly N. Hawkins
Beverly N. Hawkins

/s/ Thomas P. Clinton
Thomas P. Clinton

/s/ William J. Buchanan
William J. Buchanan

/s/ Joe G. Black
Joe G. Black